Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS AGREEMENT made this 20th day of May, 1993, between FULTON STREET ASSOCIATES, having offices at 3799 Route 46, Parsippany, New Jersey 07430 (the “Landlord”) and UNIGENE LABORATORIES, INC., having offices at 110 Little Falls Road, Fairfield, New Jersey 07004 (the “Tenant”)

W I T N E S S E T H

WHEREAS, Landlord and Tenant entered into a Lease dated May 20, 1993 (the “Lease”) for the premises located at Fulton Street Industrial Park, Block 69, Lot 73.05, Boonton, New Jersey (the “Premises”); and

WHEREAS, Tenant desires that Landlord tender a bid to construct the office area within the building to be erected on the Premises (the “Office Area Buildout”); and

WHEREAS, Landlord and Tenant desire to set forth Landlord’s obligations with respect to the Office Area Buildout should the bid of Landlord be accepted by Tenant; and

WHEREAS, Landlord and Tenant desire to enter into an Amendment to the Lease as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. a. If Landlord submits a bid to perform the Office Area Buildout and such bid is accepted by Tenant, the Commencement Date of the Term (as such terms are defined in Paragraph 1 of the Lease) shall not be calculated as commencing until sixty (60) days from the Landlord’s completion of the Building Shell and Site Improvements. In such event, the Commencement Date of the Term shall instead commence upon completion by Landlord of the Office Area Buildout as determined by Landlord’s architect, Mario Cammerano and Tenant’s engineer John Brown E&C in accordance with the requirements of Paragraph 1 of the Lease.

b. Notwithstanding the foregoing, Tenant acknowledges that Landlord anticipates completing such Office Area Buildout within the aforesaid sixty (60) day period. To the extent that Tenant utilizes other contractors to install any other improvements including but not limited to electrical service, sprinkler heads or HVAC service, such contractors shall not unreasonably interfere width the Landlord’s Office Area Buildout. In the event Landlord’s Office Area Buildout is delayed due to the work or failure of any contractor to complete its work on any portion thereof on a timely basis so that Landlord can proceed with its work in a reasonably timely manner, Landlord shall be credited with one (1) day for each one (1) day that Landlord is unable to complete its Office Area Buildout. For example, if Landlord is delayed for three (3) days because the sprinkler heads have not been installed by the time Landlord is ready to install the ceiling, and the Office Area Buildout would have been completed within sixty (60) days but for the delay involving the sprinkler heads, Landlord shall be deemed to have completed its work within sixty (60) days and the Commencement Date shall be established as of the aforesaid sixtieth (60th) day.

2. In the event of any conflict between the Lease and this First Amendment, the terms of this First Amendment shall govern.

3. All other terms and conditions of this Lease, except as herein expressly modified, shall remain in full force and effect as though incorporated herein in their entirety.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

Witness:		FULTON STREET ASSOCIATES
Landlord

/s/ Thomas R. Alter		/s/ Laurence J. Rappaport
Laurence J. Rappaport, Partner

Attest:		UNIGENE LABORATORIES, INC.
Tenant

/s/ Ronald S. Levy	By:	/s/ Warren Levy
Warren Levy, Ph.D., Pres.